Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 6, 2024, relating to the consolidated financial statements of Pyxus International, Inc. (“the Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2024.
/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 25, 2025